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                                                                   EXHIBIT 10.14

                        [LETTERHEAD OF GENERAL SIGNAL]


October 29, 1996


Ms. Joanne L. Bober
300 East 75th Street, Apt. 4C
New York, NY 10021

Dear Joanne:

I am pleased to confirm our verbal offer to join General Signal in the position of Senior Vice President and General Counsel. In this position you would report to Mike Lockhart, Chief Executive Officer, and be located in Stamford, CT.

The following confirms the terms and conditions of our offer:

1. Your starting base salary will be an annual rate of $230,000, paid bi-weekly.

2. You will be a participant in General Signal's Incentive Compensation Plan beginning in calendar year 1997. As such, you will be eligible for a Target Award of 50% of base salary (with a cap of 200% of target) with actual awards payable in 1998, depending on performance, and as administered by the Personnel and Compensation Committee of the Board of Directors.

3. Soon after your arrival you will be granted, subject to Board approval, 5,000 shares of restricted stock. The restricted stock will vest at a rate of 50% at the end of three years and 100% at the end of five years. However, you will be entitled to receive dividends on the stock during the restricted period.

4. You will be eligible to participate in the executive stock option program which currently would equal 12,000 shares for your position.

5. You will be eligible for the Officers' and Presidents' Deferred Compensation Program that supplements your Savings Plan (SSOP) with investment opportunities that partially offset many of the restrictions imposed on qualified plans by government regulation as well as other General Signal benefits programs.

6. You will be a participant in the GS Salaried Pension Plan, and 1.5 years of service will be credited to your pension calculation for each year of service you complete. Any benefits exceeding the government imposed limits will be paid from the GS Benefits Equalization Program on a non-qualified basis. You will be vested in this benefit when you complete five years of service.

7. You will be eligible for a company car and a one-time grossed up parking allowance, as well as four weeks of vacation.
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Ms. Joanne L. Bober
Page 2



8. As discussed, we will not announce your new position at General Signal until early December, and would plan on a start date of January 2, 1997.

9. If you move within 12 months after your start date, you will be entitled to the benefits of General Signal's relocating policy.

You will be required to complete a company physical examination before beginning employment. Please contact Julia Sweitzer at 203-329-4201 to schedule an appoint-ment.

General Signal does not offer, nor ask for, employment commitments for a set period of time. This offer of employment is not considered a contract. If the foregoing is acceptable to you, please sign and return the attached copy of this letter by November 15.

Joanne, we are very enthusiastic about your joining General Signal. It will be great to have you with us.

If you have any questions, please call.

                         Sincerely,

                         /s/ Elizabeth D. Conklyn

                         Elizabeth D. Conklyn
                         Senior Vice President - Human Resources



Accepted:  /s/ Joanne Bober                     November 7, 1996
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           Joanne Bober                             Date